Exhibit 99.1

FOR IMMEDIATE RELEASE

March 17, 2014

Contact:
Media	Investors
Maureen Brown	Todd Beekman
614.480.5512	614.480.3878
maureen.brown@huntington.com	todd.beekman@huntington.com

HUNTINGTON BANK APPOINTS HOWELL D. ‘MAC’ MCCULLOUGH III

CHIEF FINANCIAL OFFICER

Veteran U.S. Bancorp executive to join Huntington and focus

on growing revenue and disciplined expense management

Columbus, OHIO—Huntington Bancshares Inc.(NASDAQ: HBAN) has named Howell D. “Mac” McCullough III, senior executive vice president and chief financial officer, the corporation announced today. In his new role, McCullough will be responsible for finance, strategic planning, financial planning, mergers and acquisitions, investor relations, treasury, tax, and accounting. He will report directly to Stephen D. Steinour, chairman, president and CEO of Huntington.

McCullough has more than 30 years of broad experience in banking and finance. During the last seven years, he was the chief strategy officer at U.S. Bank where he was responsible for driving organic revenue growth, building new capabilities, advocating for customers and enabling innovation across the enterprise.

“We are delighted to add Mac to the senior management team at Huntington,” said Steinour. “He will be a significant strategic partner to all of our executives. He brings proven experience in growing revenue and disciplined expense management. Mac’s accomplishments at U.S. Bank have made it one of the leading banks in the United States. His demonstrated capabilities align with Huntington’s growth opportunities and aspirations.”

“I am delighted to join Huntington because of its growth potential and exceptional customer focus including its unique fair play consumer positioning and commitment to help small businesses,” said McCullough. “I think it is one of the strongest and most focused regional banks in the nation. I look forward to joining its management team who have positioned Huntington well for the future in a challenging banking environment.”

McCullough’s experience at U.S. Bancorp includes leading strategy, online and mobile banking, organic revenue growth initiatives, mergers and acquisitions, investor relations, finance and planning and external reporting. He first joined U.S. Bancorp in 1993 and worked his way up the ranks to chief strategy officer. Immediately prior to that he was the chief financial officer for U.S. Bancorp’s payment services division and was its director of investor relations from 2001 to 2005.

Before joining U.S. Bancorp, he was the director of corporate development at Huntington from 1992 to 1993 and served as a senior financial analyst at Huntington from 1991 to 1992. McCullough earned a bachelor’s degree in accounting from The Ohio State University and an MBA in finance from The Wharton School of Business at the University of Pennsylvania.

About Huntington

Huntington Bancshares Incorporated is a $59 billion regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, and its affiliates provide full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state retail banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 700 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,500 ATMs. Through automotive dealership relationships within its six-state retail banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.